EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of the shares of Common Stock of Lyft, Inc..

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:  February 14, 2020

Rakuten, Inc.

By:	/s/ Kenji Hirose
Group Executive Vice President
CFO (Chief Financial Officer)
Its:	Authorized Representative

Viber Media S.a.r.l.

By:	/s/ Toshihiko Otsuka
Category A Manager
Its:	Authorized Representative

Rakuten Europe S.a.r.l.

By:	/s/ Toshihiko Otsuka
General Manager
Its:	Authorized Representative

/s/ Mikitani Hiroshi
Mikitani Hiroshi